Exhibit L

Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

April 29, 2026

Bain Capital Private Credit

200 Clarendon Street, 37th Floor

Boston, Massachusetts 02116

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Bain Capital Private Credit, a Delaware statutory trust (the “Fund”), in connection with the preparation and filing of the Fund’s Registration Statement on Form N-2 (File No. 333-294762) as originally filed on March 30, 2026 with the Securities and Exchange Commission (the “Commission”), as amended on April 29, 2026 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Fund of up to an aggregate of $3,000,000,000 worth of gross offering proceeds. This opinion letter is being furnished to the Fund in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and we express no opinion herein as to any matter other than as to the legality of the common shares of beneficial interest of the Fund (the “Common Shares”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Registration Statement.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Certificate of Trust of the Fund, filed as Exhibit (a)(1) to the Registration Statement;

(iii)	the Fourth Amended and Restated Declaration of Trust of the Fund, filed as Exhibit (a)(2) to the Registration Statement;

(iv)	the Amended and Restated Bylaws of the Fund, filed as Exhibit (b) to the Registration Statement;

(v)	a certificate of good standing with respect to the Fund issued by the Secretary of State of the State of Delaware dated April 29, 2026; and

(vi)

resolutions of the board of trustees of the Fund relating to, among other things, the authorization and approval of the preparation and filing of the Registration Statement and the authorization and issuance of the Common Shares.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, trustees, employees and representatives of the Fund without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons, and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Fund). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the Common Shares, when duly issued and sold in accordance with the Registration Statement and delivered to the purchaser or purchasers thereof against receipt by the Fund of such lawful consideration therefor as the Board of Trustees (or a duly authorized committee thereof) may lawfully determine and at a price per share not less than the per share par value of the Common Shares, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware Statutory Trust Act. We express no opinion concerning the laws of any other jurisdiction, and we express no opinion concerning any state securities or “blue sky” laws, rules or regulations, or any federal, state, local or foreign laws, rules or regulations relating to the offer and/or sale of the Common Shares.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

This opinion letter has been prepared for the Fund’s use solely in connection with the Registration Statement. The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter. We are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP